As filed with the Securities and Exchange Commission on March 14, 2012

Registration No. 333-172932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3714	26-0414014
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Allison Way

Indianapolis, IN 46222

(317) 242-5000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Eric C. Scroggins

Vice President — General Counsel and Secretary

Allison Transmission Holdings, Inc.

One Allison Way

Indianapolis, IN 46222

(317) 242-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq. Jason M. Licht, Esq. Latham & Watkins LLP 555 11th Street, NW Washington, DC 20004 (202) 637-2200	William F. Gorin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-172932

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-172932), initially filed by the Registrant on March 18, 2011 and declared effective by the Securities and Exchange Commission on March 14, 2012. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-172932) filed with the Commission on March 18, 2011)

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, state of Indiana, on March 14, 2012.

ALLISON TRANSMISSION HOLDINGS, INC.

By:	/S/ LAWRENCE E. DEWEY
Lawrence E. Dewey
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/S/ LAWRENCE E. DEWEY Lawrence E. Dewey	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 14, 2012

/S/ DAVID S. GRAZIOSI David S. Graziosi	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 14, 2012

* Brian A. Bernasek	Director	March 14, 2012

* Kosty Gilis	Director	March 14, 2012

* Gregory S. Ledford	Director	March 14, 2012

* Seth M. Mersky	Director	March 14, 2012

* Thomas W. Rabaut	Director	March 14, 2012

* Francis Raborn	Director	March 14, 2012

* Richard V. Reynolds	Director	March 14, 2012

*By:	/S/ DAVID S. GRAZIOSI
David S. Graziosi Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-172932) filed with the Commission on March 18, 2011)

**	Previously filed.